As filed with the Securities and Exchange Commission on February 11, 2000

                      Registration Statement No. 333-88279
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                   Amendment 7
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      Internet Stock Market Resources, Inc.
                 (Name of Small Business Issuer in its Charter)

      Delaware                        7872                    76-0246940
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
of incorporation or          Classification Code Number)  Identification No.)
organization)


                    405 Central Avenue, Suite 102 Lobby Level
                          St. Petersburg, Florida 33701
                                  727-896-9696
          (Address and telephone number of principal executive offices)

                            Mr. Anastasios Kyriakides
                      Internet Stock Market Resources, Inc.
                     405 Central Avenue, 102 Central Avenue
                          St. Petersburg, Florida 33701
                                  727-896-9696
            (Name, address and telephone number of agent for service)

                                With a copy to:

                           Thomas R. Todd, Jr., Esq.
                                P.O. Box 88519
                            Atlanta, Georgia 30356
                                (404) 630-7100

Approximate date of commencement of proposed sale to the public: As soon as practicable subsequent to the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration number of the earlier registration statement for the same offering. [ ]

If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

CALCULATION OF REGISTRATION FEE

Title of         Amount to be  Proposed    Maximum Aggregate   Registration
Shares to be     Registered    Maximum     Price Amount        Fee
Registered (2)                 Price Per   of Offering
                               Share (1)   Price (1)
                               ($)         ($)                 ($)
Common Stock,    3,333,332     2.50        8,333,330.00        $2,317
$0.0001 par
value per share
3,333,332

Preferred Stock, 833,333
$0.01 par value
per share



                                      2
Internet Stock Market Resources, Inc.

Cross Reference Sheet for Prospectus Under Form SB-2

Form SB-2 Item No. and Caption           Caption or Location in Prospectus
------------------------------           ---------------------------------
1.   Forepart of Registration            Cover Page; Cross Reference
     Statement and Outside               Sheet; Outside Front Cover
     Front Cover of Prospectus           Page of Prospectus

2.   Inside Front and Outside Back
     Cover Pages of Prospectus           SAME

3.   Summary Information and             Summary;
     Risk Factors                        SAME

4.   Use of Proceeds                     SAME

5.   Determination of Offering Price     SAME

6.   Dilution                            SAME

7.   Selling Security Holders            SAME

8.   Plan of Distribution                Outside Front Cover Page of
                                         Prospectus;
                                         Plan of Distribution

9.   Legal Proceedings                   SAME

10.  Directors, Executive Officers,
     Promoters and Control Persons       SAME

11.  Security Ownership of Certain
     Beneficial Owners and Management    SAME

12.  Description of Securities           SAME

13.  Interest of Named Experts and       Legal Matters;
     Counsel                             Interest of Named Experts and
                                         Counsel

14.  Disclosure of Commission Position
     on Indemnification for Securities   SAME;
     Act Liabilities                     Undertakings

15.  Organization within Last Five
     Years                               SAME

                                    3

16.  Description of Business             SAME

17.  Management's Discussion and
     Analysis or Plan of Operation       Management's Discussion and Analysis

18.  Description of Property             SAME

19.  Certain Relationships and Related   SAME

20.  Market for Common Equity and
     Related Stockholder Matters         SAME

21.  Executive Compensation              SAME

22.  Financial Statements                SAME

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure                SAME

24.  Indemnification of Officers and
     Directors                           SAME

25.  Other Expenses of Issuance and
     Distribution                        SAME

26.  Recent Sales of Unregistered
     Securities                          SAME

27.  Exhibits                            SAME

28.  Undertakings                        SAME

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

                          A Maximum of 833,333 Units

                               $10.00 PER UNIT

This is a public offering of Internet Stock Market Resources, Inc. securities.
* Each Unit offered by this prospectus consists of four shares of Internet Stock Market Resources' common stock and one share of Internet Stock Market Resources Class A preferred stock.
*  Internet Stock Market Resources has set the price of the units arbitrarily.
* This is a best-efforts offering. No minimum number of units must be sold before Internet Stock Market Resources can use the proceeds. This offering will end no more than 180 days from the date at the bottom of this page. Internet Stock Market Resources' common stock trades on the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers under the symbol Internet Stock Market Resources. On February 10, 2000, the bid price for the stock was $3.94 and the ask price was $4.50.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY STATEMENT TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INVESTMENT IN UNITS OF INTERNET STOCK MARKET RESOURCES, INC. IS VERY RISKY AND SPECULATIVE AND SHOULD BE CONSIDERED ONLY BY THOSE WHO ARE ABLE TO BEAR THE LOSS OF PART OR ALL OF THE MONEY THEY INVEST. SEE THE SECTION TITLED RISK FACTORS, STARTING ON PAGE 5.


            ---------------------------------------------------
                               Offering Price       Proceeds to
                                                      Company
                                    ($)                 ($)
            ---------------------------------------------------
            Per Unit           $10.00               $10.00
            -----------------------------------------------------
            Maximum 833,333    $8,333,333.00        $8,333,330.00
            -----------------------------------------------------

                     Internet Stock Market Resources, Inc.
                     405 Central Avenue * 102 Lobby Level
                        St. Petersburg, Florida 33701
                                (727) 896-9696
                 The date of this Prospectus is XXXX XX, 20XX

                                   SUMMARY

The Company
Internet Stock Market Resources, Inc. provides Internet-based business and advertising information about emerging companies. Client companies provide their own content, which may include information about goods and services they offer, new corporate developments, and links to their own Websites. Internet Stock Market Resources' Website also provides links to other sites that provide business information. The company is currently in re-negotiation with a private corporation called Delcor Industries to buy its operating assets; based on terms in an expired letter of intent with Delcor, the purchase price would be approximately $1.5 million cash.

How to Contact Internet Stock Market Resources
The executive officers of Internet Stock Market Resources can be reached any of these ways:
* in the offices at 405 Central Avenue, 102 Lobby Level, St. Petersburg, Florida 33701;
*  by telephone number is (727) 896-9696;
*  via facsimile number is (727) 822-9516; or
*  on the World Wide Web at http://www.InternetStockMarket.com.

The Offering
Internet Stock Market Resources is offering by this prospectus a maximum of 833,333 units of its securities.
* The preferred share in a Unit can be exchanged for one year from the issue date for two shares of Internet Stock Market Resources common stock for $5.00. After a year, the conversion price will be the greater of $5.00 and the market bid price of two shares of the common stock.
*  The minimum amount of a subscription is 100 units.

* Common Stock shares outstanding before the offering       719,777
* Units offered                                             833,333
* Common Stock - shares outstanding after the offering    4,053,109
* Preferred Stock - shares outstanding after the offering   833,333
* Common Stock - shares outstanding if all Preferred
  shares are converted to Common shares (2 for 1)         5,719,775



* Use of Proceeds:
  After paying offering expenses of approximately $80,000, the next $1,500,000 will be used for the acquisition of assets of a company called Delcor Industries; then, about $694,997 will be spent for working capital purposes such as property insurance and professional fees; then, $500,000 will be spent on marketing;
  $200,000 will be used to upgrade equipment and software;
  $850,000 will go for salaries and wages; $8,333 will be set aside as the par, or liquidation, value of the preferred stock in the units of this offering; and, finally, a reserve of $4,500,000 will be set up to buy operating assets, primarily of other companies, to create Internet Stock Market Resources subsidiaries.

The proceeds from this offering would be $4,166,665 higher if all preferred shares are converted within the one-year conversion period. This would result in a total of as much as $12,499,995 being raised during the year after this offering begins. Internet Stock Market Resources cannot forecast how many preferred shares, if any, will be converted during this one-year period.

                                 RISK FACTORS


1. INTERNET STOCK MARKET RESOURCES IS USING A LARGE PORTION OF THE PROCEEDS TO ACQUIRE ASSETS THAT MAY CREATE LOSSES.
      Internet Stock Market Resources plans to buy assets to use as operating units. In the case of one company's assets, those of Delcor Industries, which manufactures and assembles electronic components, Internet Stock Market Resources wants to buy the assets in such a way that it can earn revenue from assembling and manufacturing electronic components, a business about which Internet Stock Market Resources knows virtually nothing; therefore, to have these assets actually maintain a revenue stream, Internet Stock Market Resources personnel will either have to quickly learn how to manage such an operating unit, or Internet Stock Market Resources will have to retain the services of people who do, and those people may command pay so high that the new operating unit will be a drain on cash flow and a threat to recently-achieved profitability. Regardless of the assets that Internet Stock Market Resources buys, these assets, even as separate operating units, will have to be integrated into Internet Stock Market Resources' corporate structure; this will necessarily divert senior-level management's attention away from the core business area, Internet corporate profiling, the area where Internet Stock Market Resources has actually achieved profitability.

2. IF THIS OFFERING IS NOT FULLY SUBSCRIBED, INTERNET STOCK MARKET RESOURCES WILL NEED TO FIND ADDITIONAL CAPITAL TO CARRY OUT ITS BUSINESS PLAN.
      A large portion of the proceeds of this offering will be used to buy the assets of other companies. Internet Stock Market Resources is currently working under a business model that defines its growth, in part, as coming from creating new operating units out of the assets it will buy from other companies. Buying these assets will require money Internet Stock Market Resources plans to have available from this offering. If that money doesn't come in, Internet Stock Market Resources will have to find another way to generate capital to carry out the new operating units part of its overall plan. This means that, if this offering isn't fully subscribed, those investors who do subscribe may find themselves holding the stock of a company that either can't fully realize its business plan or that has to sell more stock or borrow money to bring in more capital.

3. INTERNET STOCK MARKET RESOURCES RELIES ON MAJOR CUSTOMERS FOR ITS REVENUE, AND THE LOSS OF EVEN SEVERAL OF THESE CLIENTS COULD RESULT IN OPERATING LOSSES.
      As Internet Stock Market Resources now stands, it gets all of its revenue from a base of fewer than fifty clients. The revenue lost by the exit of any one of these clients is not offset dollar for dollar by a drop in expenses; fixed costs of operation still have to be paid, regardless. Internet Stock Market Resources wants to establish additional operating units whose revenues do not depend on Internet Stock Market Resources' Internet client base, but that means each of these operating units formed from the purchase of a block of assets will have to acquire its own customers. In the case of Delcor Industries' assets that Internet Stock Market Resources wants to buy, the revenue stream created from those assets, which are for manufacturing and assembling electronic components, could come, for the foreseeable future, from a very small base of customers, the loss of any one of which would turn that operating unit into a money-losing venture. Investors should assume that each operating unit Internet Stock Market

Resources creates will, at least for a long time to come, be the same way: customer bases will be small, and profitability - if there is any - will hinge on the retention of each and every customer.

                                USE OF PROCEEDS

If all of the units of this offering are sold, the net proceeds to Internet Stock Market Resources from the sale of the units will be at least $8,253,330 after deducting estimated offering expenses of $80,000.

The table below shows how proceeds from this offering would be used for scenarios where Internet Stock Market Resources sells various amounts of the units*. Although Internet Stock Market Resources intends to use the proceeds of this offering in the manner presented below, management may spend the funds differently if it so chooses.


Percent of Total Units Offered      25%         50%         75%         100%
                                    ($)         ($)         ($)         ($)
Units Sold                       208,334     416,667     625,000     833,333
Gross Proceeds from Offering   2,083,333   4,166,667   6,250,000   8,333,330
Less:  Offering Expenses          20,000      40,000      60,000      80,000
Net Proceeds from Offering     2,063,333   4,126,667   6,190,000   8,253,330
Use of Net Proceeds
    Salaries                     212,500     425,000     637,500     850,000
    Equipment & Software          75,000     100,000     150,000     200,000
    Purchase of Assets         1,500,000   3,000,000   4,500,000   6,000,000
    Marketing                    123,000     246,000     369,000     500,000
    Reserve for Preferred Par      2,083       4,167       6,250       8,333
    Working Capital              363,250     351,500     526,251     694,997
                               ---------   ---------   ---------   ---------
Total Use of Proceeds          2,063,333   4,126,667   6,190,000   8,253,330

Budget for Working Capital
Expense Type                        Projected Outlay ($)
Property and Casualty Insurance      80,000     80,000    100,000    120,000
Professional Fees                    50,000     50,000     75,000    100,000
Travel and Entertainment             30,000     30,000     50,000     75,000
Communications                       30,000     30,000     45,000     60,000
Printing                              5,000      5,000     40,000     50,000
Office Expenses                       5,000      5,000     15,000     25,000
Supplies                              1,000      1,000      2,500      5,000
Cash                                 50,000     50,000    100,000    150,000
Miscellaneous                       112,250    100,500     98,751    109,997
                                    -------    -------    -------    -------
Total                               363,250    351,500    526,251    694,997

Until the funds budgeted for the purchase of assets are actually spent for that purpose, the money will be invested in short- to medium-term, interest-bearing certificates of deposit at federally-insured banks.

                        DETERMINATION OF OFFERING PRICE

Internet Stock Market Resources set the price of the units in this offering arbitrarily. There is no relationship between the price of these units and any standard or accepted method of valuation. The offering price bears no relationship to Internet Stock Market Resources' assets, sales, book value, or other generally accepted criteria of value.

                                  DILUTION

The following table shows the difference between the shareholders' equity before and after this offering. The table assumes that various percentages of the units offered in this prospectus are sold and calculates net book value per share from the basis of November 30, 1999.

                                   Ownership     Total     Percent of Total
                         Shares     Percent  Consideration Consideration Paid
                           (#)        (%)         ($)             (%)
If 25% of the units are
 sold
Existing Shareholders      719,777  46.3       560,933      21.0
New Investors              833,333  53.7     1,250,000      79.0
                         --------- -----     ---------     -----
Total                    1,553,110 100.0     2,672,775     100.0

If 50% of the units are
 sold
Existing Shareholders      719,777  30.2       560,933      11.9
New Investors            1,666,667  69.8     4,162,499      89.1
                         --------- -----    ----------     -----
Total                    2,386,443 100.0     4,723,432     100.0

If 75% of the units are
 sold
Existing Shareholders      719,777  22.4       560,933       8.3
New Investors            2,499,999  77.6     6,243,748      91.7
                         --------- -----     ---------     -----
Total                    3,219,776 100.0     6,795,681     100.0

If 100% of the units are
 sold
Existing Shareholders      719,777  17.8       560,933       6.3
New Investors            3,333,332  82.2     8,324,997      93.7
                         --------- -----     ---------     -----
Total                    4,053,109 100.0     8,885,930     100.0

The following table shows the dilution per $2.50 share of common stock if all 833,333 units offered here are sold:

                                                      ($)
Offering price per share of common stock              2.50
Net book value per share as of November 30, 1999     (0.71)
Net book value per share after the offering           2.05
Per share dilution to new investors                   0.45

If only 25% of the units offered here are sold, the dilution per $2.50 share of common stock would be $1.14; if 50% of the units offered here are sold, the dilution per $2.50 share of common stock would be $0.75; and if 75% of the units offered here are sold, the dilution per $2.50 share of common stock would be $0.56. The 719,777 common shares outstanding used in the calculations above are current as of January 18, 2000.

                           SELLING SECURITY HOLDERS

There are no selling security holders in this offering.

                             PLAN OF DISTRIBUTION

    Internet Stock Market Resources intends through this offering to sell up to 833,333 units at $10.00 per Unit.
* A Unit is four shares of common stock of plus one Class A preferred stock share.
* Each preferred share may be exchanged for two shares of common stock for a payment of $5.00 for one year from the issue date.
* After one year, the conversion price will be the greater of $5.00 and the bid price for two shares of that common stock.
This offering is made on a basis sometimes called best efforts: this means that Internet Stock Market Resources its best to sell all 833,333 units during the offering period, which will be 180 days from the date on the cover of this prospectus. However, even if all of the units do not get sold during the 180 days, Internet Stock Market Resources will keep the proceeds raised. This basis is different from the one where a company has to sell a specific amount of its securities during an offering period. Since no minimum number of units have to be sold in this offering before Internet Stock Market Resources can use proceeds, there is no escrow account for the deposit of investors' funds, and no funds will be returned just because all of the units offered are not sold.
    As of the date of this prospectus, Internet Stock Market Resources plans to sell the units of this offering through its own officers and directors; in other words, Internet Stock Market Resources will be acting as its own selling agent for the offering. This is called a self-underwritten offering. No broker or dealer has been retained or is under any obligation to buy or to sell any units. Internet Stock Market Resources officers and directors will contact prospective investors through direct, personal meetings and telephone calls to people they know. All such meetings and other contacts will include an invitation to receive a copy of this prospectus. Internet Stock Market Resources does not plan to do any general solicitations and will not accept any subscription unless the subscriber has already received a prospectus.
    After the Securities and Exchange Commission grants Internet Stock Market Resources an effective date, Internet Stock Market Resources may find an underwriter for this offering. If one is found, Internet Stock Market Resources will file a post-effective amendment to the registration statement of which this prospectus is a part. Such an amendment would include the necessary information about the underwriter, what the underwriter will do, and what it will charge as far as commissions and other fees. If an amendment of this kind is filed, Internet Stock Market Resources will have to stop the offering until the Securities and Exchange Commission has given its permission to proceed under the new underwriting arrangement.
Internet Stock Market Resources' own officers and directors cannot be paid any commissions or special fees for the units they sell.
    To subscribe for units, an investor must complete, execute, date, and deliver to Internet Stock Market Resources a subscription agreement that includes the purchase price in check or money order payable to "Internet Stock Market Resources, Inc." A copy of the subscription agreement is provided with this prospectus.

Internet Stock Market Resources reserves the right to reject any subscription in its entirety, or to allocate units among subscribers. If any subscription is rejected, the funds included for that subscription would be returned to the subscriber without interest or deduction. Internet Stock Market Resources might reject a subscription in its entirety for one or more reasons:
     If a subscriber were a resident of a state in which this offering has not been registered, Internet Stock Market Resources would reject the subscription;
     Internet Stock Market Resources may determine that a subscription - either on its own or in conjunction with subscriptions from related investors
- constitutes an acquisition of a controlling interest that has not been executed in the manner prescribed by applicable securities laws; or
     Internet Stock Market Resources may deem that the investment is not suitable for the investor, or that the manner in which the investor was solicited was in some way inappropriate.
The above reasons are not the only ones Internet Stock Market Resources might have for rejecting a subscription in its entirety, but they are the ones believed most likely to occur.
As stated above, Internet Stock Market Resources might have to allocate shares among subscribers. As far as Internet Stock Market Resources can foresee, there are two reasons this might happen:
     The issue might get oversubscribed; that is, at some point during the offering, subscriptions for more than 833,333 units are received. If that happens, Internet Stock Market Resources will take the subscriptions that have arrived on the business day that oversubscription occurs and allocate remaining units available, on a pro rata basis, among these last subscribers; or
     If separate but related persons subscribe, and Internet Stock Market Resources determines they are a control entity when considered as a group, Internet Stock Market Resources might allocate a limited number of units among the individual investors of the group.
Internet Stock Market Resources common stock is listed on the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers under the trading symbol ISMR. Firms making a market in Internet Stock Market Resources common stock include Sharp Capital, Weinn Securities, Hill Thompson Securities, and Paragon Securities.
Internet Stock Market Resources is a reporting company: It is required to make periodic filings on Forms 10-KSB and 10-QSB with the Securities and Exchange Commission. Internet Stock Market Resources' filings are current, but failure to stay current, or to make required filings when they're due, would constitute grounds for being de-listed. In general, Internet Stock Market Resources must comply with all applicable provisions of the Securities Exchange Act of 1934 to maintain its stock listing. Internet Stock Market Resources voluntarily sends its shareholders annual reports. Internet Stock Market Resources information is also published in the Corporation Record of Standard & Poor's.

                                 LEGAL MATTERS

No legal proceedings are pending or threatened to which Internet Stock Market Resources, Inc. is a party. An opinion with regard to this offering under the Securities Act of 1933, as amended, is provided by Internet Stock Market Resources' special counsel, Thomas R. Todd, Jr., Esq., P.O. Box 88519, Atlanta, Georgia 30356; telephone number (404) 630-7100. Internet Stock Market Resources' Registered Agent is Anastasios Kyriakides, 405 Central Avenue, 102 Lobby Level, St. Petersburg, Florida 33701.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Internet Stock Market Resources' Directors and executive officers are as follows:

Internet Stock Market Resources' Directors and executive officers are as follows:

                                                    Term    Period
Name           Age  Other Office Held              (Years)  Served
-------------  ---  -----------------------------  -------  -----------------
Anastasios
  Kyriakides   54   Chairman/Director/Secretary      One    12 years  4 months
Budd Morris    53   President/Director               One     3 years
Caroline Latta 45   Vice President/Director          One     2 years  1 month
Chad Morris    26   Asst. Vice President/Director    One     1 year   1 month

The members of the Board of Directors are elected for a one-year term by the shareholders at each annual meeting. Officers are appointed by the directors for a one-year term at each annual meeting, or until otherwise replaced by the Board of Directors. No director currently receives compensation from, or has a compensation agreement with, Internet Stock Market Resources in his or her capacity as a director. Below is more information about the officers, directors, and other key employees.

BUSINESS EXPERIENCE OF OFFICERS AND DIRECTORS

Experience during the last five years:

Anastasios Kyriakides is the Chairman and Secretary of the Board of Directors of Internet Stock Market Resources. Mr. Kyriakides received the degree Bachelor of Science in business from Florida International University in 1989; in 1997, he received a degree in investment banking from the American Institute of Banking. Mr. Kyriakides has extensive experience in the field of investment banking and venture capital.
    * From 1989 to the present, Mr. Kyriakides has consulted for numerous companies in the areas of banking, travel, and electronics.
    * In 1994, Mr. Kyriakides became the Chairman of Montgomery Ward Travel, a company created to provide full travel services to eight million Montgomery Ward customers and credit card holders; he served in this capacity from 1994 to 1996.
    * Mr. Kyriakides had previously organized the successful start-up of Seawind Cruise Line in 1990; there, he was the founder, and later, the Chairman, CEO, and Secretary until 1994.
    * In 1984, Mr. Kyriakides founded Regency Cruise Line and served as its Chairman and Secretary until 1987.
    * In 1983, Mr. Kyriakides founded the Mylex Corporation to develop and produce the world's first hand-held optical scanner and VGA card for personal computers. As the President and Chairman, Mr. Kyriakides guided Mylex from its beginning as a private company to its becoming a public company traded on the National Association of Securities Dealers Automated Quotations service under the stock symbol MYLX.
    Mr. Kyriakides divides his working time between his duties to Internet Stock Market Resources and certain other business ventures in which he is engaged. The majority of his business hours are spent either at the offices of Internet Stock Market Resources doing company business or are spent working on Company matters outside of the office. He estimates that he spends on average approximately sixty hours per week engaged in work for Internet Stock Market Resources, Inc. He receives no compensation for his efforts although he has been the beneficiary of Internet Stock Market Resources stock.
    Mr. Kyriakides is the owner of the common stock of the on-line brokerage firm NowTrade, Inc.
    Mr. Kyriakides runs Internet Stock Market Resources. In conjunction with an off-shore company under his control, he currently owns the largest single block of shares. Internet Stock Market Resources' officers, all of whom are also directors, are in their executive positions because of him. Even though Mr. Kyriakides' ownership position will be diluted through sales in this offering, Mr. Kyriakides will continue to be the dominant force in Internet Stock Market Resources.

Budd Morris is the President, Treasurer, and Chief Executive Officer. He is a member of the Board of Directors. Budd Morris attended Southern Colorado State College during the late 1960s.
    * Budd Morris was employed by American Stores, Inc. where he served in upper management; from 1987 to 1992, Jewel Osco of Florida, a subsidiary of American Stores employed Mr. Morris as its Executive Vice President and Officer.
    * In 1993, Budd Morris left American Stores to become Director of Marketing for Cellular One, a division of McCaw Telecommunications, Inc.
    * From 1995 to 1997, Mr. Morris was Regional Sales and Operations Manager of LIM Imports Corporation.
    * In February of 1997, he was appointed President of Internet Stock Exchange Corp., the former name of Internet Stock Market Resources, Inc. Initially, his primary responsibilities were to develop sales collateral, staffing, material, marketing, and alliances, as well as to carry out other managerial duties. In January of 1999, Mr. Morris was appointed Chief Executive Officer and Treasurer while retaining the office of President. His duties now include monitoring strategic operations, controlling marketing alliances and expenses, and other duties traditionally performed by the President and chief executive officer of a public company.
    Budd Morris is a full-time employee and his compensation is entirely commission-based. There is no written compensation or employment agreement with him.

Caroline Latta is a Vice President and Chief Financial Officer. She is a member of the Board of Directors. Ms. Latta attended Drury College in Springfield, Missouri until 1970.
    * Before her current position, Ms. Latta co-owned and operated Passport Gateway Magazine, an upscale tourist publication.
    * For three years, she was a mortgage broker consultant for Northern Funding Group, a not-for-profit funding organization.
    * Most recently, Ms. Latta served as a consultant for Internet Stock Market Resources, Inc. from March of 1997 until her appointment to the office of Vice President of Sales and Marketing. Her duties include marketing the Website and consulting with principals of public companies needing Internet exposure. Ms. Latta was promoted to the office of chief financial officer in January of 1999; her duties now include budgeting, disbursements, and accounting procedures, as well as such other duties as she has carried since she began her professional relationship with Internet Stock Market Resources.
    Ms. Latta is a full-time employee and her compensation is entirely commission-based. There is no written compensation or employment agreement with Ms. Latta.

Chad Morris is an Assistant Vice President and Chief Operating Officer. He is a member of the Board of Directors. Chad Morris is a recent graduate of the Florida State University, having earned the degree Bachelor of Science in Social Sciences.
    * Chad Morris was the Financial Officer for a not-for-profit organization, Kappa Alpha Order, from January of 1995 through May of 1997.
    * A private technology company, Aerotek Inc., employed Chad Morris in the capacity of Technical Contracts Manager from 1997 through December of 1998.
    * Internet Stock Market Resources employed Chad Morris in January of 1999 as chief operating officer; his duties include sales, marketing, and operations.
    Chad Morris is a full-time employee and his compensation is partially commission-based. There is no written compensation or employment agreement with him.

None of Internet Stock Market Resources' officers and directors serves as an officer or director of another public corporation.

FAMILY RELATIONSHIPS AMONG OFFICERS AND DIRECTORS
Caroline Latta and Budd Morris are married. Chad Morris is their son.

CERTAIN SIGNIFICANT EMPLOYEES
Internet Stock Market Resources currently has no non-officer employees.

PROMOTERS
There are, at the date of this prospectus, no promoters of this Issue. Internet Stock Market Resources may, however, retain the services of an underwriter. Such a relationship would be the subject of an amendment to this prospectus.

CONTROL PERSONS
M.C.K. Marine Enterprises, Inc., a Liberian corporation, is a control person of Internet Stock Market Resources, Inc. Anastasios Kyriakides has a controlling interest in M.C.K. Marine Enterprises, Inc.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table displays the security ownership of Internet Stock Market Resources beneficial owners and managers as of January 18, 2000.

                Name and Address            Amount and Nature
Title of Class  of Beneficial Owner         Beneficial Ownership    Percent
--------------  --------------------------  --------------------    -------
Common          M.C.K. Marine Enterprises*
                c/o Anastasios Kyriakides
                204 37th Ave., Suite 332
                St. Petersburg FL 33704      49,333                   6.85%

Common          Anastasios Kyriakides
                204 37th Avenue, Suite 302
                St. Petersburg FL 33704     222,223                  30.87%
                                            -------                  ------
                                            271,556                  37.73%

* Anastasios Kyriakides controls M.C.K. Marine Enterprises.

As a group, the officers and directors beneficially own approximately 271,556 shares at January 18, 2000.

There have been no changes in control of the Company during the past two years.

                          DESCRIPTION OF SECURITIES

Common stock
Internet Stock Market Resources has authorized 50,000,000 shares of common stock, with a par value of $0.0001 per share, and has also authorized 1,000,000 shares of preferred stock, with a par value $0.01 per share. There are 719,777 shares of common stock issued and outstanding, and there are no shares of preferred stock are issued.

Preferred stock
The Board of Directors has designated 933,333 of Internet Stock Market Resources' preferred stock as Class A. Of these, 833,333 Class A preferred stock shares are included in the units offered in this prospectus. The remaining 100,000 of the 933,333 designated as Class A are reserved as additional compensation for broker-dealers who sell units of this offering. The main features of the Class A preferred shares are as follows:
    * Each Class A preferred stock share is exchangeable into two shares of Internet Stock Market Resources common stock.
    * For one year from the issue date, the exchange price is $5.00 for two shares of common stock.
    * After one year, the exchange price is the market bid price for two shares of Internet Stock Market Resources common stock.
    * The market bid price to be used otherwise in calculation of exchange price is the bid price at 4:00 p.m. on the previous business day on the national exchange on which Internet Stock Market Resources common stock trades.
    * The previous day will be the day prior to notification via United States Postal Service.
    *  Class A preferred stock has no voting rights.
    * Other than liquidation rights to the extent of par value, which is $0.01 per share preferred, the Class A preferred stock has no preemptive or other special rights unless granted by law or statute.
    *  Class A preferred stock has no rights to dividends of any kind.
    * The Board of Directors can declare a Class A preferred stock dividend if it wishes to, but if it does declare such a dividend, that does not mean the Class A preferred stock has any right to dividends after that.
    * If any part of the designation of the Class A preferred stock is held invalid, the rest of the class's designation is still valid.

Units
The units in this offering are each composed of four shares of common stock and one share of Class A preferred stock.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named in this Prospectus owns any of Internet Stock Market Resources' securities.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                               ACT LIABILITIES

Internet Stock Market Resources has no insurance or other instrument of indemnity against liability under the amended Securities Act of 1933. The Company has taken the general position that the Securities and Exchange Commission considers such indemnification not in the public interest.

                    ORGANIZATION WITHIN THE LAST FIVE YEARS

    Operating under the name Trans America Enterprises, Inc., Internet Stock Market Resources became a public entity when, in 1989, it filed with the United States Securities and Exchange Commission a registration statement on Form S-18. On February 9, 1989, it was merged with Sea Venture Cruises, Inc., a close, Delaware corporation, in a tax-free reorganization that resulted in the re-domiciling of the corporation from Texas to Delaware. Trans America Enterprises, Inc., the surviving corporation of the merger, changed its name to Sea Venture Cruises, Inc., and conducted business under that name until early 1998.
    Because Internet Stock Market Resources was unsuccessful in the cruise business, it started looking for a merger partner in a new line of enterprise. After determining that substantial opportunities existed in the burgeoning area of Internet information services, Internet Stock Market Resources' controlling shareholder began to develop a separate, private, Florida corporation called Internet Stock Market Corp., which was engaged in providing information on the World Wide Web through a Website with the Web address http://www.InternetStockExchange.com. That Web address was later revised to www.InternetStockMarket.com. On March 26, 1998, Internet Stock Market Resources' name was changed to Internet Stock Exchange Corp. by an amendment to the Articles of Incorporation. On April 14, 1998, Internet Stock Market Resources executed a reverse-split of all shares of its common stock on a 1-for-1000 basis, with fractional shares being canceled. This reverse-split resulted in the total number of shares issued and outstanding becoming 487,001.
    On August 17, 1998, Internet Stock Market Resources changed its name to Internet Stock Market Resources, Inc. and subsequently announced that it had merged with the private, closely-held Florida corporation Internet Stock Market Corp. The financial statements of the surviving corporation presented in this prospectus and in periodic filings with the Securities and Exchange Commission reflect the financial effect of the merger as if it were similar to a pooling of interests because of common ownership and control. The effective date of the merger coincides with the first day, September 1, 1998, of the second quarter of Internet Stock Market Resources' fiscal year that began on June 1, 1998 and ended on May 31, 1999.

                            DESCRIPTION OF BUSINESS

Principal products or services and their markets
    Internet Stock Market Resources is in the business of providing business and advertising information on the Internet about client companies. The information posted is provided by the companies, and may include information about their goods and services as well as other information. End users are also able, through the Website, to link to other information services that carry data about a specific client company; these links include the Securities and Exchange Commission's EDGAR database, PR Newswire, and the client company's own Website.

Distribution methods of products or services
    Internet Stock Market Resources provides its primary service by taking information provided by client companies and preparing it in such a manner that it is viewable by Internet users with industry-standard Internet browsers like Microsoft Internet Explorer and Netscape Navigator. The preparation process generally entails translating the client company's information into the Web language HTML. In the case of a client that elects for the more expensive banner listing, the HTML is supplemented with client company-provided graphics. All client companies are presented, alphabetically by industry, in the Listed Members section of the Internet Stock Market Resources Website, where end users visit to review a company by name and by graphic, when applicable, and then jump to more detailed information if desired.
    The more detailed information consists of a selection including a core, summary profile, as well as an EDGAR database link, PR Newswire press releases from Internet Stock Market Resources, and a link to stock quotes, when these are available. Internet Stock Market Resources supports its Website complex with its own server.

Status of any new publicly announced product or service
    Internet Stock Market Resources has not publicly announced any new services, although the Website's front page has a link button to an on-line trading service.

Sources and availability of raw materials and the names of principal suppliers
    Internet Stock Market Resources' business does not rely on raw materials in the traditional sense, other than the human resources required for maintenance of the Website complex; it does, however, depend upon access to telephonic communications lines for the transmittal of data, as well as for communications by voice and data with customers. Internet Stock Market Resources' primary long distance carrier is AT&T.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration
    Internet Stock Market Resources holds no patents, licenses, franchises, concessions, or royalty agreements, and has no labor contracts. Internet Stock Market Resources has applied to the U.S. Patent Office for a trademark on the name "Internet Stock Market" (Application No. 75/422259).

Need for any government approval of principal products or services
    Government approval for Internet Stock Market Resources' products and services is not currently required.

Competition
    The corporate information storage and retrieval aspect of the Internet is intensely competitive, with entities of all sizes offering Internet exposure for corporate clients, and offering end users a variety of types of information. The well-known search engine companies like Yahoo! and AltaVista offer end users access to company information via links to the companies' own Websites. There are also links to private and public repositories of corporate information such as, in the private case, the National Association of Securities Dealers' Website complex, which includes pages for Disclosure, Inc. and OTC, and, in the public case, the Securities and Exchange Commission's massive EDGAR database. Further, a number of Websites featuring corporate information profiles, stock guides and tips, and investment advice are appearing each month. The result of this competition is that end users of the Internet have available to them a huge array of information resources from which to select. The result for Internet Stock Market Resources, which is and has been attempting to carve out a profitable niche in the business, is that it must offer to interested Internet users features of such magnitude as to attract them in such numbers that prospective clients will pay Internet Stock Market Resources to be profiled on the Website complex. There is no assurance that Internet Stock Market Resources will not be overwhelmed by competitors offering similar, or possibly even better, corporate information access, and at prices to clients below what Internet Stock Market Resources charges.

Effect of existing or probable governmental regulations on the business
    The Internet itself is largely unregulated. Internet Stock Market Resources expects that federal and state regulations might be enacted in the future, but the extent and type of such regulations are unknown.

Amount spent during each of the last two fiscal years on research and Development Activities
    Internet Stock Market Resources does not generally involve itself in research and development.

Costs and effects of compliance with environmental laws (federal, state and local)
    Environmental laws do not materially affect Internet Stock Market
Resources.

Number of total employees and number of full time employees
Internet Stock Market Resources currently has three full-time employees:
    *  President and chief executive officer Budd Morris,
    *  Vice President and chief financial officer Caroline Latta,
    *  Vice President and chief operating officer Chad Morris.

These officers earn most of their compensation through commissions on sales of Internet Stock Market listing services; they were paid as independent contractors until Internet Stock Market Resources converted them to statutory employees as of January 1, 2000. Anastasios N. Kyriakides, the only director who is not currently an officer, receives no monetary compensation for his work on behalf of Internet Stock Market Resources; however, Internet Stock Market Resources will begin paying him a salary as an employee or consultant at some time in the near future.

Cyclicality of the industry
General public use of the Internet has developed within the past five years. As such, the industry has not experienced a recession yet. Hence, there is no empirical data on the industry's sensitivity to the business cycle. Nevertheless, management of Internet Stock Market Resources assumes that the Internet industry in general, and Internet Stock Market Resources in particular, will experience a decline in revenues during a recessionary phase of the economic cycle. To the extent that Internet Stock Market Resources is dependent on payments from its business clients, many of which are in other industries, Internet Stock Market Resources' revenues may be eroded, possibly severely, by any economic downturn's effect on clients' revenues. Further, Internet Stock Market Resources has not experienced any cyclical nature in the business as yet.

Economic dependence
Internet Stock Market Resources has no single source for 10% or more of its revenues and does not expect any such relationship to develop in the near future.

Recent developments
Through the end of the current fiscal year, Internet Stock Market Resources had largely conducted business in the normal course, having added three to four new clients per month to its Listed Members service. Internet Stock Market Resources had also been laying the groundwork for the acquisition of several closely held, going concerns with the intent of making them wholly- or partially-owned subsidiaries. That plan has since changed, and now Internet Stock Market Resources is making plans to acquire operating assets of such companies.

Year 2000 issues
The year 2000, or Y2K, issue results in certain computer systems and software applications that use only two digits, rather than four, to define the applicable year. Consequently, such systems and applications may recognize a date of "00" as the year 1900 instead of the intended year 2000; this could directly result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process clients' transactions, order supplies, or engage in similar, normal business activities. Internet Stock Market Resources has conducted an initial assessment of its computer system and software applications and believes that the systems will be Year 2000 compliant. Internet Stock Market Resources has been communicating with key suppliers, financial institutions, and clients during 1999 to identify, coordinate, and resolve any Y2K issues that might arise from these constituencies. Based on company management's initial assessment of crossing the January 1, 2000 date, Internet Stock Market Resources believes the cost of addressing the Y2K issue will not have a material impact on Internet Stock Market Resources' financial position or results of operations: no problems were experienced.

The Securities and Exchange Commission has asked public companies to disclose four general types of information related to Year 2000 preparedness:

*   State of readiness;
*   Costs;
*   Risks; and
*   Contingency plans.

Accordingly, Internet Stock Market Resources is including the following discussion in this prospectus, in addition to the Year 2000 disclosures previously filed in Internet Stock Market Resources' periodic Securities and Exchange Commission reports.

State of readiness
All equipment and computer systems currently used in-house are believed to be Y2K compliant. Most of Internet Stock Market Resources' vendors are large companies and Internet Stock Market Resources expects that these companies will be Y2K compliant, too; however, it has not received written notification from all vendors affirming their Year 2000 compliance. Therefore, there is no assurance that the systems of other companies with which Internet Stock Market Resources does business are or will be Y2K compliant. None of Internet Stock Market Resources' systems interface directly with any third-party vendors, except for Internet services, and management has been informed that those systems are Year 2000 compliant. None of Internet Stock Market Resources' services is believed to be subject to Year 2000 compliance, and Internet Stock Market Resources does not expect to incur any liability in this area; however, the failure on the part of vendors, or other companies with whom Internet Stock Market Resources transacts or may transact business, to be Y2K compliant on a timely basis may have an adverse impact on Internet Stock Market Resources' operations. The company has had no problems with any third parties since January 1, 2000.

Costs
The total cost to Internet Stock Market Resources of Year 2000 compliance activities has not been and is not anticipated to be material to Internet Stock Market Resources' financial position or results of operations in any given year. Company management estimates the total costs of addressing the Year 2000 issue to be less than $10,000. These total costs are based on management's best estimates. There are no guarantees that these estimates are realistic: actual results could be different, possibly higher. Internet Stock Market Resources plans to inventory sufficient quantities of supplies from outside suppliers to be capable of operating for several months should third parties incur Y2K problems. The cost of increasing the supply levels is not expected to exceed $5,000, and any excess purchases will be paid from available cash, or will simply not be purchased. Any costs associated with the Year 2000 issue will be expensed as incurred. The amount expensed to date has been immaterial.

Risks
Internet Stock Market Resources uses computers and software in various aspects of its business, principally Internet access, billing and accounting. Internet Stock Market Resources' management believes that its computers and software comply with the Y2K standards. Internet Stock Market Resources does not expect any material adverse impact on operations because of Y2K-related problems. However, as discussed above, Internet Stock Market Resources is also exposed to the risk that one or more of its clients, suppliers, or vendors could experience Year 2000 problems that could affect the ability of such clients to transact business or such suppliers or vendors to provide goods and services. Although this risk is lessened by the availability of alternate suppliers, the disruption of certain services, such as utilities, could - depending on the extent of the disruption - potentially have a material adverse impact on Internet Stock Market Resources' operations. So far, in the nearly month and a half since January 1, 2000, Internet Stock Market Resources has experienced no disruptions of any kind.

Contingency plans
Internet Stock Market Resources is in the process of identifying and developing contingency plans for any problems that might be experienced by suppliers, clients, or vendors. This includes identifying alternate suppliers. As of the third week of January, 2000, Internet Stock Market Resources had experienced no Y2K-related incidents, either in its own systems or in any of those of its major suppliers or vendors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

For Internet Stock Market Resources' Fiscal Year Ending May 31, 1999
    Internet Stock Market Resources' revenues for the 12 months ending May 31, 1999 were $214,175 against revenues of $382,775 for the 12 months ending May 31, 1998, representing a decline of 44%. Much of the better results for fiscal 1998 were because of revenues earned from some one-time services Internet Stock Market Resources performed during fiscal 1998 and to virtually no revenue being earned during part of the third quarter of fiscal 1999. That collapse of revenues was the result of Internet Stock Market Resources' suspension of sales activities during a Securities and Exchange Commission investigation that resulted in no findings adverse to Internet Stock Market Resources. This temporary halt to new business development was overcome in fiscal 1999's fourth quarter as continuing clients remained with Internet Stock Market Resources while new clients were being added at the rate of approximately three to four per month. From fiscal '98 to fiscal '99, operating expenses declined by only 13.3%, reflecting certain fixed costs of operations that did not drop when revenues did. Company management believes that, as operating revenues grow, total expenses will also do so, but at a lower rate.
    Total cash balances declined 22.1% from their year-previous levels. At fiscal year-end 1998, almost one-third of Internet Stock Market Resources' total cash was in restricted form, earmarked for a specific purpose and not available for general use; therefore, considering only cash available for general purposes, Internet Stock Market Resources' cash balances increased by 14.2% over fiscal year-end-previous levels, meaning somewhat better liquidity for day-to-day needs at the end of fiscal year 1999. The elimination of the restricted cash balance was the main cause of the decline of 22.4% in current assets from the level at the end of Internet Stock Market Resources' previous fiscal year, and this single, dominating effect carried over to the total assets, as well.
    With respect to current liabilities, a sharp decline in the current portion of a note payable to a stockholder contributed a lot to a drop of 55% from the level at the end of the previous fiscal year. Management is encouraged by the improvement in Internet Stock Market Resources' current ratio, which is current assets divided by current liabilities, used as a measure of ability to cover short-term obligations with liquid assets: that ratio rose to 0.58 at fiscal year-end 1999 from 0.34 at fiscal year-end 1998. Coupled with continuing retirement of the outstanding long-term note payable, total liabilities have fallen year-over-year by 34.3%, marking what management feels is a significant reduction in overall risk.
    From fiscal year-end 1998 to fiscal year-end 1999, Internet Stock Market Resources' total deficiency in assets fell by approximately 37%, giving management reason to believe that the entirety of that asset deficiency can continue to decrease.
    With respect to cash flows, Internet Stock Market Resources' operating activities used net cash of more than $102,000 during the fiscal year 1999, while operating activities provided almost $96,000 during the preceding fiscal year. This is the result, among other, lesser factors, of Internet Stock Market Resources' aggressive reduction in accrued liabilities, as well as a $136,000 rise in deferred income, the second factor being the result of changes in the recognition of sales revenues.
    Internet Stock Market Resources has embarked on an aggressive plan of expansion involving two separate, but related, parts. First, it is fully the intention of management to continue to develop new clients for Internet Stock Market Resources' flagship business information Website while maintaining the existing Listed Members base. This component of management's plan requires the active, on-going efforts of the executive officers acting in their capacities as producers, making prospective new clients aware of the benefits of the Internet Stock Market Resources Website portal at the same time as providing a high level of service and responsiveness to current clients. The second part of Internet Stock Market Resources' business model involves acquiring the operating assets of other going concerns: the assets bought would generally constitute distinct operating units of Internet Stock Market Resources. Although management is looking for asset purchases within Internet Stock Market Resources' areas of expertise, Internet Stock Market Resources has made overtures to a variety of potential holdings. It is management's intention to use a group of financing vehicles to buy assets: among these may be cash, debt, and/or equity securities. To the end of having cash available for purchases, Internet Stock Market Resources must raise the proceeds of this offering.

EFFECTS OF INFLATION
    Company management believes that Internet Stock Market Resources' revenues and results of operations have not been significantly affected by inflation during the three years ended May 31, 1999. The economy's overall low inflation rates at both the producer and consumer levels have been reflected in Internet Stock Market Resources' business and its industry.

GOING CONCERN
    Internet Stock Market Resources has suffered recurring losses from operations and at May 31, 1999, had a working capital deficit and a deficiency in assets. These and other factors raise doubt about Internet Stock Market Resources' ability to continue as a going concern without additional capitalization. The attached financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LIQUIDITY AND CAPITAL RESOURCES
    Management has decided to address Internet Stock Market Resources' financial situation by the following:
    * A sale of $72,000 additional shares of common stock, as part of Internet Stock Market Resources' foreign private placement, was completed in July of 1999.
    * A note payable to a stockholder has been restructured and will not be satisfied until Internet Stock Market Resources has an acceptable level of working capital.
    *  This offering is expected to generate up to $5,000,000 from the public.
    * Purchase of the assets of at least two, possibly four, additional companies in the computer and Internet fields for a better vertical integration and to spread general and administrative costs over a broader base. In that regard, Internet Stock Market Resources is in the process of searching for companies with appropriate assets to acquire.
    * Increased promotional expenditures in an effort to increase revenues. Subsequent to the end of the May 31, 1999 fiscal year, Internet Stock Market Resources announced that it had entered into a letter of intent with the private, close corporation Delcor Industries, Inc., which manufactures and assembles electronic components. That letter of intent has expired, and Internet Stock Market Resources now contemplates using proceeds from this offering to acquire certain assets of Delcor.

Management further notes that negotiations for the purchase of other firms' assets are on going at this time.

For Internet Stock Market Resources' Three- and Six-Month Periods Ending November 30, 1999
    First, readers of this prospectus are cautioned that, while the Management Discussion and Analysis above was based on audited financial statements, the discussion below is for financial statements that are unaudited. While management does not believe that the quarterly financials are unreliable, they have not been subject to the independent review of Internet Stock Market Resources' auditing firm.
    On August 17, 1998, Internet Stock Market Resources changed its name to Internet Stock Market Resources, Inc. and subsequently announced that it had merged with the private, close Florida corporation Internet Stock Market Corp. The financial statements presented here of the surviving corporation reflect the transaction as if it were a pooling of interests of the private corporation, which was the non-surviving corporation, with that of Internet Stock Market Resources, which was the surviving corporation of the merger/acquisition. The effective date of the merger coincides with the first day, September 1, 1998, of the second quarter of Internet Stock Market Resources' previous fiscal year. The discussion that follows will exclusively address the financial statements of the pooled, surviving corporation. Internet Stock Market Resources' fiscal year ends on May 31; as such, the financial statements herein presented are for the six months ended November 30 of the current fiscal year.
    Revenues for the six months were $233,826 against revenues for the year-previous period of $97,361, marking a rise of 140%. For the second quarter of the current fiscal year, revenues were $82,735, down from $151,091 for the first three months of this fiscal year. The rise in revenue for the current six-month period over that of the previous fiscal year is entirely attributable to the expansion of Internet Stock Market Resources' client base. Management believes that the drop in this quarter's revenue compared to last quarter's is the result of certain temporary responsibilities Internet Stock Market Resources' senior officers assumed during the Autumn that depressed new client development activities, which are their primary tasks.
    Expenses fell 3.7% from the year-previous period's, the majority of this reduction due to the internalization of costs of professional services now handled by management personnel. From the first quarter to the second quarter of the current fiscal year, total expenses declined 11.4%, this decrease being the net result of increasing general and administrative expenses and bad debt expense increasing against a continuing decline in professional fees. For the year-previous six months, total expenses were 183% of revenues, while they are 73% of revenues for the current fiscal year to date.
    As stated in previous reports, management believes that this is the result of certain fixed costs of operation being spread over a larger base of revenues. Management believes that this process will continue, provided revenues from operations continue to grow.
    Internet Stock Market Resources' cash position rose to $16,603 at November 30, 1999, from -$2,820 at August 31, 1999, this marked improvement being the result of several factors, the primary one being a more aggressive management of receivables and payables. It is management's full intention to maintain this discipline over cash. From November 30, 1998 to November 30, 1999, cash declined by almost 83%; however, management believes that certain temporary factors resulted in a cash position that was unnecessarily high in the Autumn of 1998, and considers its cash position now more in line with the level of operations and Internet Stock Market Resources' current need for liquidity.
    Current assets at November 30, 1999 were 48.4% less than they were one year earlier, and they were 10.2% less than they were at August 31, 1999. The decline from the previous year is attributable to the drop in cash noted above, as well as to certain changes in the recognition of current assets.
    The decline in current assets from August to November of the current year is largely the net effect of a contraction in accounts receivable to provide cash.
    With respect to current liabilities, as mentioned above, management allowed accounts payable to rise by $12,000, or 59%, from the August, 1999 level to conserve cash. The level at November 30, 1999 is also 40.6% higher than it was at November 30, 1998. Management is currently analyzing the increase in Internet Stock Market Resources' accounts payable as a percentage of current liabilities to determine if the recent increases in operational activity warrant the rise.
    Current liabilities at November 30, 1999 were $64,885, which represents a decline of 56% from November 30, 1998 current liabilities, and a decline of 37% from current liabilities at August 31, 1999. Note that the year-previous level of current liabilities discussed here does not include a note payable that has, since year-previous results were reported, been re-assigned to long-term liabilities. Internet Stock Market Resources' current ratio, which is current assets divided by current liabilities, a measure of Internet Stock Market Resources' ability to meet short-term obligations with relatively liquid resources, has improved to 1.14X from 0.80X at August 31, 1999 and 0.97X at November 30, 1998.
    Internet Stock Market Resources' sole long-term liability - a note payable to a shareholder - has declined by 37% from November 30, 1998, but rose about $20,000, or less than 4%, from August 31, 1999. Management is committed to maintaining a schedule of retirement of this obligation, but will do so in a manner consistent with maintaining adequate cash for operations.
    Internet Stock Market Resources' total liabilities have declined 34.5% since November 30, 1998, and have declined 2.9% from August 31, 1999. Management's current strategy is to keep downward pressure on total liabilities to reduce the financial risk. To the extent that current liabilities can be maintained within a reasonable range of their current levels, and the outstanding balance on the note payable can continue to be retired, management believes that total liabilities can continue to be lessened.
    Internet Stock Market Resources' deficiency in assets has fallen to -$510,340, 32.8% less than it was at November 30, 1998, and 10.0% less than it was at August 31, 1999. It is management's judgment that the reduction of Internet Stock Market Resources' deficiency in assets will continue, but that the time frame in which the deficiency will be eliminated is unpredictable at this time, depending on both the results of operations and on the results of certain external equity financing discussed below.
    On June 30, 1999, a letter of intent was signed by Internet Stock Market Resources and Delcor Industries, Inc. to acquire 100% of Delcor for cash and debt. The letter of intent gave the parties until August 1, 1999 to sign a purchase agreement to finalize the acquisition. The letter of intent has expired, and Internet Stock Market Resources is now negotiating to buy the operating assets of Delcor. Delcor manufactures and assembles electronic components, and employs approximately 75 people. The purchase of Delcor's assets, or those of any suitable company, will require cash that Internet Stock Market Resources will have only if this offering that is successful.

                            DESCRIPTION OF PROPERTY

Until July 31, 2000, Internet Stock Market Resources is committed to lease approximately 1,200 square feet of office space for $1,050 per month at 405 Central Avenue in St. Petersburg, Florida. The office building is approximately 7 years old, and in good condition.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On March 15, 1990, Internet Stock Market Resources issued 49,333 restricted common shares to M.C.K. Marine Enterprises, Inc. in exchange for cancellation of a $1,605,800 loan. M.C.K. Marine Enterprises, Inc. was, and still is, owned and controlled by Internet Stock Market Resources', Chairman and Secretary Anastasios N. Kyriakides.
    As a result of the merger of Internet Stock Market Resources, Inc. and Internet Stock Exchange Corp. - effective on September 1, 1998 - Mr. Kyriakides, through affiliate parties, received consideration of 222,222 shares of Internet Stock Market Resources' common stock plus a $1,000,000 note payable. The terms of repayment of that loan have recently been restructured.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
    The principal United States market in which Internet Stock Market Resources common stock is and has been traded is the Over-the-Counter Electronic Bulletin Board Service of the National Association of Securities Dealers. Internet Stock Market Resources common stock began trading in 1989 under the symbol SVCR, which was subsequently changed to ISMR. Through December 1, 1999, the high sales price was $5.00, adjusted for all stock splits, and the low sales price was $0.0001. Market makers in Internet Stock Market Resources common stock include Sharp Capital, Weinn Securities, Hill Thompson Securities, and Paragon Securities.
    Internet Stock Market Resources' common stock the symbol ISMR has experienced sales of stock at a high of $3.50 and a low of $0.25.

                                       Year Ended          Year Ended
                                      May 31, 1999        May 31, 1998
                                     High*      Low*     High*      Low*
                                     ---------------     ---------------
                   First Quarter     $2.25     $1.50     **         **
                   Second Quarter    $3.50     $0.87     **         **
                   Third Quarter     $1.25     $0.56     **         **
                   Fourth Quarter    $0.75     $0.25     **         **

* The prices presented above are bid prices which represent prices between broker-dealers and do not include retail markups and markdowns or any commission to the dealer. These prices may not reflect actual transactions. ** Bid prices during this time period were insignificant.

    On February 7, 2000, there were approximately 419 holders of record of Internet Stock Market Resources common stock. This number does not include any adjustment for stockholders owning Internet Stock Market Resources common stock in street name.
    The stock transfer records of the corporation indicate that, as of January 18, 2000, there were 719,777 common shares outstanding, of which 496,483 were free trading and 223,294 were restricted. Internet Stock Market Resources has never paid dividends, and it does not anticipate paying any dividends in the near future; instead, it intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business. Florida law restricts the payment of dividends for corporations with a deficiency in assets; however, the $1,000,000 note issued in connection with the merger described above was treated as a distribution.
    As well as being regulated at the federal level by the Securities Exchange Act of 1934, the sale and resale of securities like Internet Stock Market Resources' is regulated at the state level through the Blue Sky laws.
* Internet Stock Market Resources is listed on a national exchange and this offering has been the subject of a federally qualified registration statement, but the stock still might not salable by the resident of a state in which Internet Stock Market Resources has not met the applicable Blue Sky requirements.
     Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks - especially penny stocks and others with inadequate levels of public disclosure, low or suspiciously volatile prices, or market makers of less than sterling reputation.
          There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain low-priced stocks like Internet Stock Market Resources'. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in these penny stocks. Generally speaking, penny stocks are equity securities with a price of less than $5 per share, other than securities listed on certain national exchanges, or quoted on the National Association of Securities Dealers Automated Quotation system, provided that current price and volume information with respect to transactions in such securities is provided by such exchange or system.
          If Internet Stock Market Resources' common stock is meets the definition of a penny stock, before executing a transaction not otherwise exempt, a broker dealer must do the following:
     Deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.
     Provide the customer with bid and offer quotations for Internet Stock Market Resources' stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.
     Make a special, written determination that Internet Stock Market Resources' stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.
          These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for Internet Stock Market Resources' stock if it is or becomes subject to the penny stock rules. If Internet Stock Market Resources common stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell their the stock in their units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off such transactions, a shareholder might find it hard to get a broker to execute trades of Internet Stock Market Resources stock.

                            EXECUTIVE COMPENSATION

The following table shows the compensation of officers, directors, and other key personnel for the fiscal years (ending on May 31, respectively) 1997, 1998, and 1999.

                         Summary Compensation Table

                                           Long Term Compensation
                                         ____________________________
        Annual compensation              |      Awards      |Payouts|
_________________________________________|__________________|_______|
(a)       (b)   (c)     (d)     (e)      |    (f)     (g)   |  (h)  |   (i)
Name                           Other     |Restrctd Securtis |       |All Other
and                            Annual    |  Stock Underlying|  LTIP | Compen-
Principal                      Compen-   |Award(s) Options/ |Payouts| sation
Position Year Salary($)Bonus($)sation($) |   ($)    SARs (#)|  ($)  |   ($)
_________________________________________|__________________|_______|_________
 CEO                                     |                  |       |
Budd                                     |                  |       |
Morris   1999     0      0      27,628   |    0       0     |   0   |    0
         1998     0      0      64,587   |    0       0     |   0   |    0
         1997     0      0       N/A     |    0       0     |   0   |    0
         ----                            |                  |       |
Anastas- 1999     0      0        0      |    0       0     |   0   |    0
ios      1998     0      0        0      |    0       0     |   0   |    0
Kyriak-  1997     0      0        0      |    0       0     |   0   |    0
ides                                     |                  |       |
-------------                             |                  |       |

 CFO                                     |                  |       |
Caroline                                 |                  |       |
Latta    1999      0     0      10,068   |    0       0     |   0   |    0
         1998     N/A   N/A        938   |   N/A     N/A    |  N/A  |   N/A
         1997     N/A   N/A       N/A    |   N/A     N/A    |  N/A  |   N/A
-------------                             |                  |       |

 COO                                     |                  |       |
Chad                                     |                  |       |
Morris   1999      0     0      10,350   |    0       0     |   0   |    0
         1998     N/A   N/A      N/A     |   N/A     N/A    |  N/A  |   N/A
         1997     N/A   N/A      N/A     |   N/A     N/A    |  N/A  |   N/A
-------------                             |                  |       |

 Secretary                               |                  |       |
Anastas- 1999      0     0        0      |    0       0     |   0   |    0
ios      1998      0    N/A      N/A     |   N/A     N/A    |  N/A  |  25,000
Kyriak-  1997      0    N/A      N/A     |   N/A     N/A    |  N/A  |    0
ides(1)                                  |                  |       |
                                         |                  |       |
-------------                             |                  |       |

 Other Officers/Directors                |                  |       |
John     1999      0     0        0      |    0       0     |   0   |    0
Bramis   1998      0     0        0      |    0       0     |   0   |    0
 (2)     1997      0     0        0      |    0       0     |   0   |    0
         ----                            |                  |       |
John     1999      0     0        0      |    0       0     |   0   |    0
Karava-  1998      0     0        0      |    0       0     |   0   |    0
siles(3) 1997      0     0        0      |    0       0     |   0   |    0
-------------                             |                  |       |

(1) Anastasios Kyriakides had the title of President until Budd Morris was appointed to the capacity, and had held that title for Internet Stock Market Resources' predecessor, Internet Stock Exchange Corp.

(2) John Bramis served as an uncompensated officer and director for approximately the first two quarters of fiscal year 1999, and served similarly for Internet Stock Market Resources' predecessor, Internet Stock Exchange Corp. In that latter role, he served as uncompensated President.

(3) John Karavasiles served as an uncompensated officer and director for approximately the first two quarters of fiscal year 1999, and served similarly for Internet Stock Market Resources' predecessor, Internet Stock Exchange Corp. In that latter role, he served as uncompensated President.

    Internet Stock Market Resources executive officers currently earn their compensation primarily through commissions on sales of Internet Stock Market Resources' listing services. There are currently no contracts with any of the executive officers; moreover, no compensation is provided to any person in his or her capacity as a director, and there is no reimbursement for expenses incurred by directors in their capacities as such. The Board of Directors plans to appoint an independent compensation review panel to make recommendations regarding the compensation structure of Internet Stock Market Resources' officers and will take that panel's findings into account in establishing salaries, benefits, and incentives appropriate for Internet Stock Market Resources' key personnel.

                     INTERNET STOCK MARKET RESOURCES, INC.

                             FINANCIAL STATEMENTS
                       MAY 31, 1999 and 1998 (audited)
                  and November 30, 1999 and 1998 (unaudited)

Contents                                                           Page
-------------------------------------                          -----------
INDEPENDENT AUDITOR'S REPORT                                       F-1

FINANCIAL STATEMENTS
     Balance Sheets                                                F-2
     Statements of Operations                                      F-3
     Statements of Deficiency in Assets                            F-4
     Statements of Cash Flows                                      F-5
     Notes to Financial Statements                             F-6 to F-11

Dohan and Company                            7700 North Kendall Drive, #204
Certified Public Accountants                 Miami, Florida  33156-7564
A Professional Association                   Telephone:  (305) 274-1366
                                             Facsimile:  (305) 274-1368

Independent Auditor's Report

Stockholders and Board of Directors
Internet Stock Market Resources, Inc.
St. Petersburg, Florida

We have audited the accompanying balance sheets of Internet Stock Market Resources, Inc., as of May 31, 1999 and 1998, and the related statements of operations, deficiency in assets and cash flows for the years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Stock Market Resources, Inc. at May 31, 1999 and 1998, and the results of our operations and our cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and has a deficiency in assets that raise substantial doubt about our ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Dohan and Company, P.A., CPA's


July 9, 1999
Miami, Florida


Member:
Florida Institute of Certified Public Accountants
American Institute of Certified Public Accounts - Private Companies and SEC
    Practice Sections
SC International - Offices in Principal Cities World-Wide

                                                                 [Page F-1]

Internet Stock Market Resources, Inc.
Balance Sheets

                                    May 31,               November 30,
                               1999        1998        1999        1998
                                                           (Unaudited)
                                ($)         ($)         ($)         ($)
                             ---------   ---------   ---------   ---------
ASSETS

CURRENT ASSETS
Cash and cash equivalents       122,786     107,653      16,603      96,602
Restricted cash                       -      50,000           -           -

Accounts receivable, less
 allowance for  doubtful
 accounts of $37,320 and
 $19,493 at May 31, 1999 and
 1998, and $3,381 and $2,143
 at November 30, 1999 and
 1998                            22,343      32,193      52,974      47,164
Recoverable income taxes          5,928           -       4,539           -
Accrued interest receivable
 from stockholder                     -       4,920           -           -
                              ---------   ---------   ---------   ---------
  TOTAL CURRENT ASSETS          151,057     194,766      74,116     143,766

PROPERTY AND EQUIPMENT           40,244      49,973      34,504      45,354

DEFERRED TAX ASSET, LESS
 VALUATION ALLOWANCE OF
 $1,030,376 AND $995,651 AT
 MAY 31, 1999 AND 1998, AND
 $995,651 AT NOVEMBER 30,
 1999                                 -           -           -           -

DEPOSITS                          1,000       1,000       1,000         500
                              ---------   ---------   ---------   ---------
TOTAL ASSETS                    192,301     245,739     111,009     189,620
                              =========   =========   =========   =========
LIABILITIES AND DEFICIENCY
IN ASSETS

CURRENT LIABILITIES
Accounts payable                 11,197       8,995      32,053      22,804
Accrued and other
 liabilities                     20,998      57,096       3,083      12,328
Deferred income                 112,084     124,444      29,749           -
Current portion of note
 payable to stockholder         113,550     385,385           -           -
Other                             1,146           -           -      33,397
                              ---------   ---------   ---------   ---------

   TOTAL CURRENT LIABILITIES    258,975     575,920      64,885      68,529

NOTE PAYABLE TO STOCKHOLDER,
 6%, DUE JUNE 1, 2000           564,965     678,515     556,464     880,000
                              ---------   ---------   ---------   ---------
  TOTAL LIABILITIES             823,940   1,254,435     621,349     948,529
                              ---------   ---------   ---------   ---------
COMMITMENTS AND
 CONTINGENCIES (NOTE 8)

DEFICIENCY IN ASSETS
Convertible Preferred Stock,
 $.01 par value; 1,000,000
 shares authorized; none
 issued and outstanding               -           -           -           -
Common Stock;$.0001 par
 value; 50,000,000 shares
 authorized; 586,444 and
 275,333 shares issued and
 outstanding at May 31, 1999
 and 1998, and 719,777
 and 496,089 shares issued
 and outstanding at November
 30, 1999 and 1998                   59          28          72          50
Additional paid-in capital      505,126   3,458,278     560,861   2,655,662
Deficit                      (1,136,824) (4,467,002) (1,071,273) (3,414,621)
                              ---------   ---------   ---------   ---------
  TOTAL DEFICIENCY IN ASSETS   (631,639) (1,008,696)   (510,340)   (758,909)
                              ---------   ---------   ---------   ---------
TOTAL LIABILITIES AND
DEFICIENCY IN ASSETS            192,301     245,739     111,009     189,620
                              =========   =========   =========   =========

See accompanying notes.
                                                                  [Page F-2]

Internet Stock Market Resources, Inc.
Statements Of Operations

                                       Years ended
                                         May 31,
                                     1999        1998
                                      ($)         ($)
                                  ----------  ----------

REVENUES                             214,175     382,775
                                  ----------  ----------
EXPENSES
Bad debts                             35,763      19,493
Depreciation and amortization         11,307       5,553
Office rent                           13,482      12,359
General and administrative            43,801     105,909
Interest                              34,947           -
Promotion                              3,375      21,386
Professional fees                     82,405      51,518
Compensation &  related taxes         97,890     156,709
Telephone                             20,668      23,470
                                  ----------  ----------
   TOTAL EXPENSES                    343,638     396,397
                                  ----------  ----------
INCOME (LOSS) FROM OPERATIONS       (129,463)    (13,622)

OTHER INCOME                           1,583       5,332
                                  ----------  ----------
INCOME (LOSS) FROM OPERATIONS
BEFORE INCOME TAXES                 (127,880)     (8,290)

PROVISION FOR INCOME TAXES                 -           -


TAX BENEFIT FROM UTILIZATION
OF NET OPERATING LOSS
CARRYFORWARDS                              -           -
                                  ----------   ----------
NET INCOME (LOSS)                   (127,880)      (8,290)
                                  ----------   ----------
BASIC NET INCOME
(LOSS) PER SHARE                       (0.32)       (0.03)
                                  ==========   ==========

                                |-Average Number of Shares-|
                                    Twelve Months Ended
                                           May 31,
                                      1999         1998
WEIGHTED AVERAGE SHARES
OUTSTANDING*                         398,045      275,333
                                     =======      =======

Internet Stock Market Resources, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)
                                    Three Months Ended     Six Months Ended
                                       November 30,          November 30,
                                      1999       1998       1999      1998
                                      ($)        ($)        ($)       ($)
REVENUES                               82,735    48,680     233,826    97,361

EXPENSES
Bad debts                               4,188         -       9,081         -
Depreciation & amortization             2,870     2,762       5,740     5,553
Office rent                             1,686     3,371       6,106     6,741
General and administrative             49,553    37,191     100,420    74,353
Interest                                8,223     5,696      16,952    11,392
Professional fees                       7,120    34,736      20,879    69,473
Telephone                               4,718     5,318      12,293    10,637
                                      -------   -------     -------   -------
   TOTAL EXPENSES                      78,338    89,074     171,471   178,149
                                      -------   -------     -------   -------

INCOME (LOSS) FROM OPERATIONS BEFORE
 TAXES                                  4,377   (40,394)     62,355   (80,788)

PROVISION FOR INCOME TAXES (CREDITS)    1,463   (14,138)     20,827   (28,275)
                                      -------   -------     -------   -------
TAX BENEFIT FROM UTILIZATION OF NET
 OPERATING LOSS CARRYFORWARDS          (1,463)        -     (20,827)        -

NET INCOME (LOSS)                       4,377   (26,256)     62,355   (52,513)
                                      =======   =======     =======   =======
BASIC NET INCOME (LOSS) PER COMMON
   SHARE*                                0.01     (0.05)       0.09     (0.14)
                                      =======   =======     =======   =======

                                      |------Average Number of Shares-------|
                                      Three Months Ended    Six Months Ended
                                         November 30,         November 30,
                                       1999      1998        1999      1998
WEIGHTED AVERAGE SHARES OUTSTANDING*  719,778   496,089     686,445   385,711
                                      =======   =======     =======   =======

*Common Stock shares outstanding have been retroactively adjusted to reflect a one-for-nine reverse split of all Common shares that occurred on June 30, 1999.

See accompanying notes.

                                                                 [Page F-3]

Internet Stock Market Resources, Inc.
Statements Of Deficiency In Assets

For the years ended May 31, 1999 and 1998
and for the period ended November 30, 1999

                                        Additional
                                         Paid-in
                        Shares  Amount   Capital      Deficit        Total
                           #     ($)       ($)          ($)           ($)
Balances May 31, 1997    53,111      5   3,454707   (3,458,712)       (4,000)
Stock issued for merger 222,222     23        977                      1,000
Debt issued in con-
  nection with merger                               (1,000,000)   (1,000,000)
Cancellation of shares                      2,594                      2,594
Net loss for 1998                                       (8,290)       (8,290)
Balances May 31, 1998   275,333     28   3,458,278  (4,467,002)   (1,008,696)
Private stock placement 311,111     31     504,906                   504,937
Recapitalization of
  deficit                               (3,458,058)   3,458,058            -
Net loss for 1999                                      (127,880)    (127,880)
Balances May 31, 1999   586,444     59     505,126   (1,136,824)    (631,639)
Private stock placement 133,333     13      54,947                    54,960
Recapitalization of
  deficit                                      788        3,196        3,984
Net income for fiscal
  year to date                                           62,355       62,355
Balances November 30,
   1999                 719,777     72     560,861   (1,071,273)    (510,340)

See accompanying notes.

                                                                 [Page F-4]

Internet Stock Market Resources, Inc.
Statements Of Cash Flows

                                 Years ended          Six months ended
                                   May 31,               November 30,
                             1999          1998       1999          1998
                             ($)           ($)        ($)           ($)
                                                         (Unaudited)
                          ----------    ----------  ----------   ----------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)           (127,880)      (8,290)       62,355      (52,513)
Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
Depreciation and
  amortization                11,307        5,553         5,740        5,553
Changes in assets and
  liabilities:
Decrease (increase) in
  restricted cash             50,000      (50,000)            -            -
Decrease (increase) in
  accounts receivable          9,850      (32,193)       (3,308)      (3,877)

Decrease in other current
  assets                           -            -             -       27,223
Increase in recoverable
  income taxes                (5,928)           -             -            -
Decrease (increase) in
  accrued interest
  receivable                   4,920       (4,920)            -            -
Increase in accounts
  payable                      2,202        8,995        20,857       27,025
Increase (decrease) in
  accrued and other
  liabilities                (36,098)      53,096       (53,001)       6,400
Increase (decrease) in
  deferred income            (12,360)     124,444       (79,137)           -
Increase in other
  liabilities                  1,146            -             -            -
                           ---------     ---------    ---------    ---------
NET CASH (USED) PROVIDED
  BY OPERATING ACTIVITIES   (102,841)      96,685       (39,880)      17,565
                           ---------     ---------    ---------    ---------

CASH FLOWS FROM FINANCING
  ACTIVITIES
Common Stock issuance        504,937        3,594        54,960       80,000
Capital contributions              -            -           788            -
Proceeds of stockholder
  loan                             -       63,900             -            -
Principal payments on
  note payable stockholder  (385,385)           -      (122,051)           -
                           ---------    ---------     ---------    ---------

NET CASH PROVIDED (USED)
  BY FINANCING ACTIVITIES    119,552       67,494       (66,303)      80,000


CASH FLOWS FROM INVESTING
  ACTIVITIES
Purchase of equipment         (1,578)     (55,526)            -         (963)
Security deposits                  -       (1,000)            -            -
                           ---------    ---------     ---------    ---------
NET CASH USED BY
  INVESTING ACTIVITIES        (1,578)     (56,526)            -         (963)
                           ---------    ---------     ---------    ---------

(DECREASE) INCREASE IN
  CASH                        15,133      107,653      (106,183)      96,602

CASH, beginning              107,653            -       122,786      107,653
                           ---------     ---------    ---------    ---------
CASH, ending                 122,786      107,653        16,603      204,255
                          ==========   ==========    ==========    =========
SUPPLEMENTAL DISCLOSURES
Interest received         $    6,503   $      412
Interest paid             $   36,363   $        -
Income taxes paid         $        -   $    5,928

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING TRANSACTIONS:
In connection with the merger of a commonly controlled affiliate, the Company issued 222,222 shares of Common Stock in exchange for 1,000 shares outstanding of the non-surviving corporation and $1,000,000 of debt, recorded as "Note payable to stockholder."

See accompanying notes.
                                                                 [Page F-5]

Internet Stock Market Resources, Inc.
Notes To Financial Statements

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

BUSINESS ACTIVITY Internet Stock Market Resources, Inc., provides business and advertising information and design on behalf of its clients, which are generally smaller, growing public companies, to end users using the Internet. Internet Stock Market Resources' portal includes links to other financial Websites.

Effective September 1, 1998, Internet Stock Market Resources, Inc. (formerly, Internet Stock Exchange Corp.) acquired 100% of the shares authorized, issued, and outstanding, consisting of 1,000 shares of common stock, $1.00 par value per share, of Internet Stock Market Corp., a closely-held Florida corporation, under an Agreement and Plan of Merger. The shareholders of Internet Stock Market Corp. were compensated with 222,222 restricted shares of Internet Stock Market Resources' common stock and a promissory note in the amount of $1,000,000.

The Surviving Corporation is duly organized under General Corporation Law of the State of Delaware, is in good standing, and is qualified to conduct business in any lawful jurisdiction. The Surviving Corporation has completed all aspects of the merger/acquisition with the Non-surviving Corporation.

ACCOUNTING BASIS These financial statements reflect the merger as if it were a "pooling of interests" of the two entities under common control in accordance with Accounting Interpretations of the Accounting Principles Board Opinion No. 16, "Transfers and Exchanges Between Companies Under common Control," which requires the assets and liabilities so transferred to be accounted for at historical cost in a manner similar to that used in pooling of interests accounting. Accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results.

UNAUDITED FINANCIAL STATEMENTS The unaudited financial statements as of August 31, 1999 and for the three and six months ended November 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended November 30, 1999 are not necessarily indicative of the results that may be expected for the year ending May 31, 2000.

                                                                 [Page F-6]

RECLASSIFICATIONS AND RESTATEMENTS Amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation of the current year financial statements. Additionally, amounts in the prior year financial statements have been restated to give retroactive effect to the merger for purposes of comparative financial statement presentation. Also, issued and outstanding common stock shares reported for prior periods have been adjusted for a June, 1999, one-for-nine reverse split of all outstanding common stock shares.

CASH AND CASH EQUIVALENTS For purposes of the statements of cash flows, Internet Stock Market Resources considers all highly liquid debt securities purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK Financial instruments, which potentially subject Internet Stock Market Resources to a concentration of credit risk, are cash and cash equivalents and accounts receivable. The Company currently maintains its day-to-day operating cash balances at a single financial institution. At times, cash balances may be in excess of the FDIC insurance limits.

As of November 30, 1999 and 1998, Internet Stock Market Resources had outstanding trade receivables, which carrying value of these receivables was reduced for estimated uncollectibility to estimated fair market value by an allowance for doubtful accounts. Internet Stock Market Resources' clients are typically smaller publicly-traded organizations. Consequently, the Company's ability to collect the amounts due from clients may be affected by economic fluctuations in their industries and geographical location, as well as fluctuations in the financial and stock markets in general.

PROPERTY AND EQUIPMENT Property and equipment, consisting of furnishings and equipment used in current operations, is stated at cost, less accumulated depreciation. Depreciation is begun when the assets are placed in service and computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

LONG-LIVED ASSETS Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

SALES REVENUE Revenues from sales are recorded as the services are rendered, when the collection of sales proceeds is reasonably assured and all other material conditions of the sales are met. Services paid in advance on contracts in excess of one month are deferred and recognized monthly, pro-rata, over the term of the agreement.

ADVERTISING Advertising and business development costs are charged to operations in the period incurred.

                                                                 [Page F-7]

BASIC NET LOSS PER SHARE Basic net loss per common share is computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding during each period. There were no common stock equivalents as of the years ended May 31, 1999 and May 31, 1998.

INCOME TAXES Income taxes are computed under the provisions of the Financial Accounting Standards Board (FASB) Statement No. 109 (FAS No. 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in Internet Stock Market Resources' financial statements compared to the tax returns.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS In accordance with the requirements of Statement of Financial Accounting Standards No. 107, the fair value amounts of financial instruments have been determined based on available market information and appropriate valuation methodology. The carrying amounts and estimated fair values of Internet Stock Market Resources' financial assets and liabilities approximate fair value due to the short maturity of the instruments. The fair value of the note payable stockholder is estimated based on an annual interest rate of 6% and the anticipated dates of payment and has not been increased accordingly. Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment; therefore, fair value cannot be determined with precision.

2.    RELATED PARTY TRANSACTIONS

COMPENSATION AND CONVERSION OF SHARES The compensation to a Non-surviving Corporation (Internet Stock Market Corp.) shareholder for his equity in that business was $1,000,000 in the form of a promissory note payable with 6% interest per annum, issued by the Surviving Corporation (Internet Stock Market Resources, Inc.) This note was due upon demand by the holder, but subsequently changed to allow the Company to accumulate sufficient working capital. The shareholder is an officer and director of Internet Stock Market Resources.

3.    RESTRICTED CASH

In May 1998, the Board of Directors authorized Internet Stock Market Resources to offer and sell shares of its common stock under a private placement, which was subsequently canceled. Prior to the year end, May 31, 1998, Internet
Stock Market Resources received $50,000 from an investor to purchase shares of its common stock, which was subsequently returned to the investor.

                                                                 [Page F-8]

4.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                             May 31,   May 31,    November 30,  November 30,
                              1999      1998          1999        1998
                              ($)       ($)
Office equipment              57,104    55,526       57,104       56,489
Accumulated depreciation     (16,860)   (5,553)     (22,600)     (11,135)
                              ------     -----       ------       ------
Property and equipment, net   40,244    49,973       34,504       45,354
                              ======    ======       ======       ======

Total depreciation expense for the years ended May 31, 1999 and 1998, amounted to $11,307 and $5,553, respectively.

5.    ACCRUED AND OTHER LIABILITIES

Accrued liabilities consisted of the following:

                                           May 31,         November 30,
                                        1999    1998      1999     1998
                                        ($)     ($)       ($)      ($)
Professional fees                      20,150    6,900     2,600    6,000
Accrued compensation and related taxes    848      196       483    6,328
Deposit on potential purchase of stock      -   50,000         -        -
                                       ------   ------     -----   ------
                                       20,998   57,096     3,083   12,328
                                       ======   ======     =====   ======

6.    STOCKHOLDERS' EQUITY

Internet Stock Market Resources has authorized 50,000,000 shares of common stock with a par value of $.0001 per share. At May 31, 1999 and 1998, and at November 30, 1999 and 1998, 5,278,001 shares, 2,478,001 shares, 719,777 shares and 496,089 shares, respectively, were issued and outstanding.

The Company has authorized 1,000,000 shares of preferred stock with a par value of $.01 per share. The Board of Directors has designated 933,333 of these shares of preferred stock as Class A. The primary features of the Class A preferred shares are as follows: (a) Each issued and outstanding Class A preferred stock share is exchangeable for two shares of Internet Stock Market Resources common stock; (b) for one year from the issue date, the exchange price is $2; (c) after one year, the exchange price is the market bid price for two shares of Internet Stock Market Resources common stock; (d) the market bid price to be used otherwise in calculation of exchange price is the bid price at 4:00 p.m. on the previous business day on the national exchange on which Internet Stock Market Resources common stock trades; (e) the previous day will be the day prior to notification via United States Postal Service; (f) Class A preferred stock has no voting rights; (g) other than liquidation rights to the extent of par value, which is $0.01 per share preferred, the Class A preferred stock has no preemptive or other special rights unless granted by law or statute; (h) Class A preferred stock has no rights to dividends of any kind; (i) the Board of Directors can declare a Class A preferred stock dividend if it wishes to, but if it does declare such a dividend, that does not mean the Class A preferred stock has any right to dividends after that; (j) if any part of the designation of the Class A preferred stock is held invalid, the rest of the class's designation is still valid.
                                                                 [Page F-9]

PRIVATE OFFERING In August 1998, the Board of Directors authorized Internet Stock Market Resources to offer and sell to foreign investors up to 444,444 shares of its common stock at a purchase price of $.25 per share under a private placement to foreign investors, pursuant to an exemption available under the Securities Act of 1933, as amended. Under this offering, which was prepared prior to the Merger (although no stock was sold nor proceeds received before the Merger, and the offering was neither legally binding nor probable until such time after the merger as the offering was consummated), 311,111 shares were issued at prices ranging from $1.08 to $2.25 generating net proceeds of $504,937 prior to May 31, 1999. Additional shares of 133,333 were sold in June 1999 for $54,960, with payment in July 1999.

7.    INCOME TAXES

For the year ended May 31, 1999, Internet Stock Market Resources generated for U.S. income tax purposes a net operating loss of approximately $93,300. This loss carryforward expires in the year 2018. The Company had a net operating loss carryforward of approximately $2,850,000 as of May 31, 1998. However, as of September 1, 1998, and subsequently, there were ownership changes in Internet Stock Market Resources as defined in Section 382 of the Internal Revenue Code. Because of these changes, the Company's ability to utilize net operating losses and capital losses available before the ownership change were virtually eliminated. The utilization of the remaining carryforward is dependent on Internet Stock Market Resources' ability to generate sufficient taxable income during the carryforward periods and no further significant changes in ownership.

Internet Stock Market Resources computes deferred income taxes under the provisions of Statement of Financial Accounting Standards No. 109, which requires the use of an asset and liability method of accounting for income taxes. Under FAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences result primarily from the use of the accelerated cost recovery method of depreciation and the write-off method for accounts receivable as opposed to the allowance method. Statement No. 109 also provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that a portion of the deferred income tax benefits will not be realized. It is Management's opinion that the entire deferred tax benefit may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit has been established, resulting in no deferred tax benefits as of the balance sheet dates.

8.    COMMITMENTS AND CONTINGENCIES

LEASED PREMISES Internet Stock Market Resources leases its facilities in St. Petersburg, Florida under a three-year lease agreement dated July 24, 1997. The lease provides for monthly payments of $1,124. Rent expense for the years ended May 31, 1999 and 1998, was $13,482 and $12,359, respectively. Future minimum lease payments under the lease agreement for years ending May 31 are as follows:

                                                                 [Page F-10]
                                     47

                                  2000   $13,488
                                  2001     2,248
                                         -------
                                         $15,736
                                         =======

CONSULTING AGREEMENTS From time-to-time, Internet Stock Market Resources engages, retains and dismisses various consultants. The consultants provide various services including assisting with shareholder relations, responding to inquiries, short and long-term strategic planning, marketing the Company to the investment community and identification of and negotiation with potential sellers of assets.

YEAR 2000 The year 2000 issue results from certain computer systems and software applications that use only two digits (rather than four) to define the applicable year. As a result, such systems and applications may recognize a date of "00" as 1900 instead of the intended year 2000, which could result in data miscalculations and software failures. Internet Stock Market Resources has conducted a preliminary assessment of its key computer systems and software application and believes they are Year 2000 compliant. Based on the initial assessment, Internet Stock Market Resources believes the cost of addressing the Year 2000 issue should not have a material impact on Internet Stock Market Resources' financial position or results of operations.

On June 30, 1999, a letter of intent was signed by Internet Stock Market Resources and Delcor Industries, Inc. (Delcor) to acquire 100% of Delcor for cash and debt. The letter of intent has since expired, and Internet Stock Market Resources is now discussing with Delcor the purchase of its operating assets. Delcor manufactures and assembles electronic components, and employs approximately 75 people.

GOING CONCERN The accompanying financial statements have been prepared assuming Internet Stock Market Resources will continue as a going concern. Internet Stock Market Resources has suffered recurring losses from operations and at November 30, 1999, had a working capital deficit and a deficiency in assets. These and other factors raise substantial doubt about Internet Stock Market Resources' ability to continue as a going concern, without additional capitalization. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT'S PLANS Management has decided to address Internet Stock Market Resources' financial situation by the following:
    * Sale of 133,333 additional shares of common stock for $54,960 as part of its foreign private placement, received in July 1999.
    * The note payable stockholder has been restructured and will not be satisfied until Internet Stock Market Resources has an acceptable working capital.
    * An SB-2 has been filed with the United States Securities and Exchange Commission, which would provide for Internet Stock Market Resources to raise approximately $8,333,000 from the general public.
                                                                  [Page F-11]

    * Purchase of the operating assets of at least two, possibly four, additional companies in the computer and Internet fields for a better vertical integration and to spread general and administrative costs over a broader base. The procurement of such assets would be significant to Internet Stock Market Resources but would be improbable if Internet Stock Market Resources is unable to fund the purchases.
    *  Increase promotional expenditures in an effort to increase revenues.

9.    OTHER EVENTS

REVERSE STOCK SPLIT During the first half of calendar year 1999, the common stock of Internet Stock Market Resources experienced a significant decline in the trading per share price. In addition to the detrimental effect the lower trading price had to the shareholders, it diminished Internet Stock Market Resources' ability to make acquisitions or asset purchases using Internet Stock Market Resources' common stock. As a result of the above, effective on June 30, 1999, Internet Stock Market Resources reverse split its common stock at a ratio of one new share for each nine old shares issued and outstanding. Retroactive recognition of the reverse stock split has been given to all share amounts reported in the May 31, 1999, and 1998 financial statements.

SALE OF COMMON STOCK On June 14, 1999, Internet Stock Market Resources sold the remaining 133,333 shares of its common stock from its private placement for $54,960; payment was received in July of 1999.

10.   SUBSEQUENT EVENTS

On February 7, 2000, the Board of Directors amended the designation of Class A Preferred Stock to make each preferred share's exchange price as follows: for one year from the date of issue, each Class A Preferred share may be exchanged for two shares of common stock for $5.00; thereafter, the exchange price is the greater of $5.00 and the market bid price for two shares of common.

                                                                 [Page F-12]

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURE

Internet Stock Market Resources has had no disagreements with its independent accountants. There been no material changes in Internet Stock Market Resources' financial statements because of disagreements between Internet Stock Market Resources and its accountants with respect to accounting or with respect to financial disclosures.


UNTIL XXXX XX, 20XX, ALL DEALERS THAT EFFECT
TRANSACTIONS IN THESE SECURITIES, WHETHER
OR NOT PARTICIPATING IN THIS OFFERING, MAY
BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS
IN ADDITION TO THE DEALERS' OBLIGATION TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

TABLE OF CONTENTS                                      833,333 Units
Summary Information                       2
Risk Factors                              4
Use of Proceeds                           6
Determination of Offering Price           7
Dilution                                  8           $10.00 Per Unit
Selling Security Holders                  9
Plan of Distribution                     10
Legal Matters                            11
Directors, Executive Officers, Promoters
  and Control Persons                    13
Security Ownership of Certain Beneficial
  Owners and Management                  16        Internet Stock Market
Description of Securities                17            Resources, Inc.
Interest of Named Experts and Counsel    18
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities                            19              ----------
Organization Within Last Five Years      20              Prospectus
Description of Business                  21              ----------
Management's Discussion and Analysis or
  Plan of Operation                      26
Description of Property                  30
Certain Relationships and Related                  Internet Stock Market
  Transactions                           31           Resources, Inc.
Market for Common Equity and Related                405 Central Avenue
  Stockholder Matters                    32           102 Lobby Level
Executive Compensation                   34     St. Petersburg, Florida 33701
Financial Statements                     36           (727) 896-9696
Changes In and Disagreements With
  Accountants on Accounting and
  Financial Disclosure                   50         Dated:  XXXX XX, 20XX

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

At this time Internet Stock Market Resources, Inc. has no provisions within its charter or by-laws that insure or indemnify the directors or officers, either jointly or severally, of the Company for their actions in such capacities. Neither are the officers and directors insured or indemnified by contract or other arrangement. The Company is not aware of any statute that insures or indemnifies a controlling person, director, or officer, or otherwise affects his or her liability in that capacity.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company estimates offering expenses related to issuance and distribution will be $80,000 if all 833,333 units are sold; for purposes of presentation in the Prospectus of this registration statement, the Company has estimated that the foregoing expenses will be proportionately less for fewer units sold.

The table below shows the effect on proceeds from this offering, considering the Company's issuance and distribution costs on all 833,333 being registered on this Form SB-2.

               Gross Proceeds           $  8,333,330
               Costs of Offering              80,000
                                           ---------
                                        $  8,253,330

As of the date of this registration statement, the Company has no agreement with any broker/dealer to sell units of this offering.

                    RECENT SALES OF UNREGISTERED SECURITIES

As a result of the merger of Internet Stock Market Resources, Inc. and Internet Stock Exchange Corp. - effective on September 1, 1998 - MCK Marine Enterprises received consideration of 222,222 shares of Internet Stock Market Resources' common stock for $1,000, in reliance on transactional exemptions available under Regulation S of the Securities Act of 1933, as amended. At the time of this sale, MCK Marine Enterprises was controlled by Anastasios Kyriakides, a director of Internet Stock Market Resources, Inc. Mr.
Kyriakides remains the controlling person of MCK Marine Enterprises. The exempt nature of the transaction was due to the following: 1) the purchase of the securities was for investment purposes only; 2) the shares sold could not be hypothecated, sold, or otherwise transferred, as was evidenced by legend imprinted on the obverse of the stock certificate evidencing the ownership of the shares, unless and/or until such time as the securities were either registered or an exemption from registration was available for their disposition; and 3) the purchaser was a foreign entity of legal standing in Liberia.

In August 1998, the Board of Directors authorized Internet Stock Market Resources to offer and sell to foreign investors up to 444,444 shares of its common stock at a purchase price of $.25 per share under a self-underwritten, private placement to foreign investors, pursuant to transactional exemptions available under Regulation S of the Securities Act of 1933, as amended. Under this offering, which was prepared prior to the Merger, 311,111 shares were issued at prices ranging from $1.08 to $2.25 generating net proceeds of $504,937 prior to May 31, 1999. No stock was sold nor proceeds received before the Merger, and the offer was neither legally binding nor probable until such time after the merger as the offering was consummated. The exempt nature of the transaction was due to the following: 1) the purchase of the securities was for investment purposes only; 2) the shares sold could not be hypothecated, sold, or otherwise transferred, as was evidenced by legend imprinted on the obverse of the stock certificate evidencing the ownership of the shares, unless and/or until such time as the securities were either registered or an exemption from registration was available for their disposition; and 3) the purchasers were foreign entities.

The dates and amounts of sales described above are as follows:

Date of Sale            Sales Price    Proceeds     Number of Shares Sold
                        ($)            ($)          (#)
November 1, 1998        2.25           100,000      44,444
December 8, 1998        1.80           100,000      55,556
December 9, 1998        2.14            94,969      44,444
February 10, 1999       1.62            89,968      55,556
April 30, 1999          1.08           120,000     111,111
                                       -------     -------
Total                                  504,937     311,111

Pursuant to the offering noted above, and in reliance on the facts therein extant and the exemptions available for the offering in its entirety, additional common stock shares in the amount of 133,333 were sold in June 1999 for $72,000; because of the declining market price of the Company's common stock, payment in full in the amount of $54,960 was received and accepted in July 1999.

                                UNDERTAKINGS

Pursuant to Item 512(e) of Regulation S-B:
     As permitted under Rule 461, Internet Stock Market Resources, Inc. is requesting an accelerated effective date. As such, Internet Stock Market Resources herewith warrants as follows:
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, Internet Stock Market Resources, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities (other than the payment by Internet Stock Market Resources of expenses incurred or paid by a director, officer or controlling person of Internet Stock Market Resources in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Internet Stock Market Resources, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   EXHIBITS

   Exhibit No.   Description of Exhibit
   -----------   ------------------------------
      2          Agreement and Plan of Merger Internet Stock Market Resources,
                    Inc. and Internet Stock Market Corp.
      3.1        Articles of Incorporation of Internet Stock Market
                    Resources, Inc.*
      3.2        By-Laws of Internet Stock Market Resources, Inc.
      4.1        Specimen Common Stock Certificate*
      4.2        Specimen Preferred Stock Certificate*
      4.3        Subscription Agreement
      4.4        Designation of Class A Preferred Stock and Amendment to the
                    Designation of Class A Preferred Stock
      23.1       Letter of Consent and Opinion of Thomas R. Todd, Jr., Esq.
      23.2       Letter of Consent of  Independent Auditors
      27         Financial Data Schedule


* To be filed supplementally.

                                  SIGNATURES

In accordance with the requirements of the Securities Act of 1933 Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement, Amendment 7 to be signed on its behalf by the undersigned in the City of St. Petersburg, State of Florida, on February 11, 2000.

Internet Stock Market Resources, Inc.

By:

/s/Budd Morris
-----------------------
Budd Morris
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                   Title                            Date

/s/Budd Morris              Director and Chief Executive     February 11, 2000
-----------------------         Officer
Budd Morris


/s/Anastasios Kyriakides    Director and Secretary           February 11, 2000
------------------------
Anastasios Kyriakides


/s/Caroline Latta           Director and Vice President      February 11, 2000
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Caroline Latta


/s/Chad Morris              Director and Vice President      February 11, 2000
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Chad Morris
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